Exhibit 99.1

Eleven Biotherapeutics Reports Second Quarter 2014 Financial Results

Management to host conference call today at 8:30 am ET

CAMBRIDGE, Mass.—August 13, 2014—Eleven Biotherapeutics, Inc. (Nasdaq: EBIO), a clinical-stage biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, today reported business highlights and financial results for the second quarter ended June 30, 2014.

“We made significant progress advancing our clinical pipeline of novel therapeutics for ocular disease this quarter, including EBI-005, our lead product candidate in development as one of the first topically administered proteins for the treatment of inflammatory ocular surface disease,” said Abbie Celniker, President and Chief Executive Officer. “Our pivotal Phase 3 clinical study of EBI-005 in dry eye disease is continuing to enroll patients and we plan to initiate a twelve-month safety study with EBI-005 later this year. We look forward to continuing to advance this program towards the market, and reiterate our intention to file a Biologic License Application (BLA) with the U.S. Food and Drug Administration (FDA) for EBI-005 in the second half of 2016 for dry eye disease.”

Pipeline Highlights:

•	Remain on track to report top-line data for our proof of concept Phase 2 clinical trial of EBI-005 in allergic conjunctivitis in the fourth quarter of 2014.

•	On track to report top-line Phase 3 clinical data for EBI-005 in dry eye disease in early 2015.

•	Continue to make progress advancing development of EBI-029 for back of the eye disease, including diabetic macular edema.

Second Quarter 2014 Financial Results

•	Revenues: Revenues were $0.8 million for the three months ended June 30, 2014, compared to $0.2 million for the same period in 2013. This increase was primarily due to revenue recognized from the ThromboGenics collaboration which began in May 2013.

•	R&D Expenses: Research and development expenses were $6.8 million for the three months ended June 30, 2014 compared to $2.7 million for the same period in 2013. This increase was primarily due to EBI-005 related development expenses.

•	G&A Expenses: General and administrative expenses were $2.1 million for the three months ended June 30, 2014, compared to $0.9 million for the same period in 2013. This increase was primarily due to increased operating costs related to operating as a public company since February 2013 and increased stock-based compensation expense.

•	Operating Loss: Net loss applicable to common stockholders was $8.1 million, or $0.51 per share, for the three months ended June 30, 2014, compared to net loss applicable to common stockholders of $4.6 million, or $3.44 per share, for the same period in 2013.

•	Cash and Cash Equivalents: Cash and cash equivalents were $45.0 million as of June 30, 2014. We believe that our cash and cash equivalents as of June 30, 2014 will enable us to fund our operating expenses, debt service obligations and capital expenditure requirements into the first quarter of 2016.

Upcoming Events and Presentations:

•	Citi 9th Annual Biotech Conference in Boston on Thursday, September 4, 2014

Conference Call Information:

Eleven Biotherapeutics’ management team will host a conference call and audio webcast today at 8:30 a.m. ET to discuss the second quarter 2014 results and provide a corporate update. To access the conference call, please dial (844) 831-3025 (domestic) or (315) 625-6887 (international) at least five minutes prior to the start time and refer to conference ID 82691260.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.elevenbio.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About EBI-005

Eleven Biotherapeutics’ most advanced product candidate is EBI-005, which was designed, engineered and generated using the Company’s AMP-Rx platform and is being developed as a topical treatment for dry eye disease and allergic conjunctivitis. In 2013, Eleven Biotherapeutics completed a Phase 1b/2a clinical trial of EBI-005 in patients with moderate to severe dry eye disease. The EBI-005 program is based on the role that elevated levels of the inflammatory cytokine interleukin-1, or IL-1, play in the initiation and maintenance of the inflammation and pain associated with dry eye disease and the redness and itching associated with allergic conjunctivitis. EBI-005 is currently being evaluated in a pivotal Phase 3 clinical study in subjects with dry eye disease and a Phase 2 clinical study in subjects with allergic conjunctivitis.

About Eleven Biotherapeutics

Eleven Biotherapeutics, Inc. is a clinical-stage biopharmaceutical company with a proprietary protein engineering platform, called AMP-Rx, that it applies to the discovery and development of protein therapeutics to treat diseases of the eye. The Company’s therapeutic approach is based on the role of cytokines in diseases of the eye, the Company’s understanding of the structural biology of cytokines and the Company’s ability to rationally design and engineer proteins to modulate the effects of cytokines. Cytokines are cell signaling molecules found in the body that can have important inflammatory effects.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, advancement or maturation of its product candidates and product pipeline, clinical development of the Company’s therapeutic candidates, including expectations regarding timing of initiation of clinical trials, patient enrollment and availability of results, regulatory requirements for initiation of clinical trials and registration of product candidates, sufficiency of cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of

1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from ongoing clinical trials, whether results of early clinical trials will be indicative of the results of future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals and other factors discussed in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2014 and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

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ELEVEN BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share data)

(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Collaboration revenue	$761	$202	$1,329	$202

Operating expenses:
Research and development	6,754	2,704	12,573	7,200
General and administrative	2,052	881	3,990	1,820

Total operating expenses	8,806	3,585	16,563	9,020

Loss from operations	(8,045)	(3,383)	(15,234)	(8,818)
Other income (expense):
Other income, net	3	(114)	54	(112)
Interest expense, net	(79)	(137)	(163)	(216)

Total other expense	(76)	(251)	(109)	(328)

Net loss and comprehensive loss	$(8,121)	$(3,634)	$(15,343)	$(9,146)

Cumulative preferred stock dividends	—	(917)	(519)	(1,810)

Net loss applicable to common stockholders	$(8,121)	$(4,551)	$(15,862)	$(10,956)

Net loss per share applicable to common stockholders—basic and diluted	$(0.51)	$(3.44)	$(1.23)	$(8.53)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	16,055	1,322	12,863	1,285

ELEVEN BIOTHRAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$45,031	$7,942
Prepaid expenses and other current assets	1,002	88

Total current assets	46,033	8,030
Property and equipment, net	682	759
Restricted cash	94	94
Other assets	15	2,354

Total assets	$46,824	$11,237

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,602	$1,746
Accrued expenses	1,140	850
Notes payable, current portion	1,642	1,642
Deferred revenue, current portion	643	1,115

Total current liabilities	6,027	5,353
Deferred revenue, net of current portion	112	355
Restricted stock liability	7	10
Notes payable, net of current portion	2,055	2,876
Warrant liability	—	297

Series A convertible preferred stock	—	45,035
Series B convertible preferred stock	—	11,643

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	16	2
Additional paid-in capital	111,544	3,260
Accumulated deficit	(72,937)	(57,594)

Total stockholders’ equity (deficit)	38,623	(54,332)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$46,824	$11,237

Contacts:

Media:

Gina Nugent

The Yates Network

617-460-3579

gina@theyatesnetwork.com

Investors:

Paul Cox

Stern Investor Relations

212-362-1200

paul@sternir.com